U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM 8-K

            Current Report Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  May 4, 2010

                PEER REVIEW MEDIATION AND ARBITRATION, INC.
    (Exact name of small business issuer as specified in its charter)
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
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        Florida                              000-52712
65-1126951
(State or other jurisdiction         (Commission File Number)
(IRS Employer ID No.)
    of incorporation)
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                      1450 S. Dixie Highway, Ste. 201
                         Boca Raton, Florida 33432
                  (Address of principal executive offices)

                               (561) 347-1178
                        (Issuer's Telephone Number)




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ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 4, 2010, Peer Review Mediation and Arbitration, Inc., a Florida corporation, completed its acquisition of certain of the assets of Witkop Office Machines, Inc. and its subsidiary Docs in a Row, Inc., a Florida corporation, pursuant to two Asset Purchase Agreements dated May 4, 2010.

Under the terms of the Agreements, PRMA acquired all of the assets, tangible and intangible, owned by Witkop that are used in, related to, or necessary for the conduct of its business, including without limitation:
   (i) all assets, including all intellectual property, relating to the business of Witkop, subject to any obligations contained in disclosed agreements and all related intellectual property;
   (ii) any and all customer lists; and
   (iii) the goodwill associated therewith. The foregoing notwithstanding, Witkop will retain its accounts receivable and accounts payable, as was properly accounted and recorded, up and until May 4, 2010.

The consideration paid to Witkop for the assets consists of a payment on closing of 17,250 shares of PRMA restricted common stock, a $175,000 note to be paid in two installments of $87,500 on or before July 15, 2010 and October 15, 2010, and a $15,000 note to be paid in two installments of $7,500 on or before July 15, 2010 and October 15, 2010. In addition, employment contracts have been executed which represent an initial cost of $114,000 per year.

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the asset purchase agreement, the registrant has authorized the issuance to Terry Witkop of 17,250 restricted common shares. The common shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS
Exhibit 10-1 - Asset Purchase Agreement dated May 4, 2010 by and between the registrant and Terry Witkop and dba Witkop Office Machines, Inc. and majority stock holder of Docs in a Row, Inc.

Exhibit 10-2 - Asset Purchase Agreement dated May 4, 2010 by and between the registrant and Joe Santiago stock holder of Docs in a Row, Inc.



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 10, 2010

PEER REVIEW MEDIATION AND ARBITRATION, INC.

By: /s/Willis Hale
    ----------------
    Willis Hale, Chief Executive Officer